Exhibit 99.3

Ascena Retail Group, Inc.
Notes to Supplemental Fact Sheet
Investor Day - October 9, 2013
(in millions; unaudited)

To provide investors information to assist them in assessing the Company’s ongoing operations on a comparable basis, the Company has provided Fiscal 2013 financial measures in this supplemental fact sheet that exclude certain acquisition-related integration, restructuring and purchase accounting costs in connection with the June 2012 acquisition of Charming Shoppes, Inc. (the "Charming Acquisition") as well as certain accelerated depreciation charges relating to assets that will ultimately be displaced by the Company’s supply chain and technology integration efforts. Management believes that all of such costs are not indicative of the Company’s underlying operating performance. The term “reported” used below refers to information prepared in accordance with accounting principles generally accepted in the United States (GAAP), while the term “adjusted” used below refers to non-GAAP financial information adjusted to exclude certain costs. All information below is presented for the Company’s continuing operations.

	Fiscal 2013
							Total
	Justice	Lane Bryant	maurices	dressbarn	Catherines	Unallocated	ascena

Reported basis - Gross margin	$831	$574	$507	$556	$180	$-	$2,648

Non-recurring inventory purchase accounting adjustments	-	15	-	-	5	-	20

Adjusted basis - Gross margin	$831	$589	$507	$556	$185	$-	$2,668

	Fiscal 2013
							Total
	Justice	Lane Bryant	maurices	dressbarn	Catherines	Unallocated	ascena

Reported basis - Operating income	$182	$(30)	$107	$30	$11	$(35)	$265

Adjustments:
Non-recurring inventory purchase accounting adjustments	-	15	-	-	5	-	20
Acquisition-related integration and restructuring costs	-	-	-	-	-	35	35
Accelerated depreciation related to integration	6	5	1	1	1	-	14

Adjusted basis - Operating income	$188	$(10)	$108	$31	$17	$-	$334